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                                   AMENDMENT

                                      TO

                                    BYLAWS

                                      OF

                           LUMEN TECHNOLOGIES, INC.

                      (FORMERLY KNOWN AS BEC GROUP, INC.)



                  Pursuant to Article VII of the Bylaws (the "Bylaws") of BEC Group, Inc. (the "Company") and the resolution of the Board of Directors of the Company, duly adopted at a meeting of the Board held on October 30, 1997 (the "Resolution"), but subject to Paragraph 5 hereof and the Resolution, the By-laws are hereby amended as follows:

                  1. The title of the Bylaws shall be amended by striking out the words "BEC Group, Inc." and replacing them with "Lumen Technologies, Inc."

                  2. Article III, Section 7 is hereby stricken in its entirety and the following new Article III, Section 7 is substituted in lieu thereof:

                           "SECTION 7. Chairman of the Board. The Chairman of
the Board shall be an executive officer of the corporation and shall preside, if present, at all meetings of the stockholders and at all meetings of the Board of Directors and shall perform such other duties and have such other powers as from time to time may be assigned by the Board of Directors or prescribed by these Bylaws."

                  3. Article III, Section 8 is hereby stricken in its entirety and the following new Article III, Section 8 is substituted in lieu thereof:

                           "SECTION 8. Vice Chairman of the Board. The Vice
Chairman of the Board shall, at the request of the Chairman of the Board or in his absence or disability, perform the duties of the Chairman of the Board and when so acting shall, have all the power of, and be subject to all restrictions upon, the chairman of the Board and shall perform such other duties and have such other powers as from time to time may be assigned to him by the Chairman of the Board or prescribed by these Bylaws. In the event of a vacancy in the office of the Chairman of the Board, the Vice Chairman of the Board shall thereupon serve as the Chairman of the Board until the next annual meeting of stockholders and until a successor is duly elected and qualified."



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                  4. Article III, Section 9 is hereby stricken in its entirety and the following new Article III, Section 9 is substituted in lieu thereof:

                           "SECTION 9. Chief Executive Officer. The Chief
Executive Officer shall have general direction of the affairs of the Corporation and general supervision over its several officers, subject, however, to the control of the Board of Directors and the Chairman of the Board, and in general shall perform such duties and, subject to the other provisions of these Bylaws, have such powers incident to the office of Chief Executive Officer and perform such other duties as from time to time may be assigned to him by the Board of Directors or the Chairman of the Board."

                  5. The foregoing amendments shall be deemed to become effective immediately upon the Effective Time (as defined in the Agreement and Plan of Merger dated October 30, 1997, as amended (the "Merger Agreement") among the Company, BEC Acquisition Corp., and ILC Technology, Inc.), of the Merger (as defined in the Merger Agreement).

                  6. Except as amended herein, the Bylaws shall remain unmodified and in full force and effect.

                  The undersigned, ________________, hereby certifies that the above amendments were duly adopted by vote of a majority of the Board of Directors, at a special meeting of the Board held on October 30, 1997, at which a quorum was present.



                                            Signed this 11th day of March, 1998


                                            /s/ Desiree DeStefano
                                            -----------------------------------
                                            Name:   Desiree DeStefano
                                            Title:  Vice President of Finance